Exhibit 10.26

[ORACLE USA, INC. LETTERHEAD]

February 2, 2010

John Fowler

Dear John:

We are pleased to offer you the position of Executive Vice President, Systems with Oracle Corporation (“Oracle”) reporting to Larry Ellison, Oracle’s Chief Executive Officer. Your appointment shall be effective on the later of (i) the date you accept this offer by signing below and (ii) the date you begin your employment with us. You will be an employee of Oracle USA, Inc., a subsidiary of Oracle. We offer you a starting annual base salary of $700,000. In addition, you will be eligible for a target annual performance bonus during Oracle’s fiscal year 2010 of 100% of your base salary (the “FY2010 Bonus”), provided that you remain an active, full-time employee at the close of Oracle’s fiscal year 2010 and provided further that the FY2010 Bonus will be adjusted or prorated to take into account that you did not serve in this position for the entire fiscal year 2010. For Oracle’s fiscal year 2011, a new bonus plan will be created for you.

You will be responsible for managing Oracle’s Systems and Microelectronics lines of business which Oracle acquired from Sun Microsystems, Inc.

The Compensation Committee of Oracle’s Board of Directors (the “Compensation Committee”) has approved the terms set forth in this offer. Following your acceptance of this offer, a proposal will be submitted to the Compensation Committee requesting approval to grant you a stock option (“Option”) to purchase 2,000,000 shares of common stock pursuant to the Amended and Restated Oracle Corporation 2000 Long-Term Equity Incentive Plan (the “Plan”) with an effective grant date of the date the Compensation Committee approves such Option grant. The Option will have an exercise price based upon Oracle’s stock price at the close of the market on the Option grant date. The Option will be issued under a written agreement and will be subject to qualification under all applicable securities regulations. As long as you remain continuously employed by Oracle or its affiliates, you will be eligible to exercise your right to purchase 25% of the Option shares per year, beginning one year after the Compensation Committee approves your Option grant, subject to the terms of your written stock option agreement.

This offer of employment is contingent upon your satisfactory completion of Oracle’s pre-employment background screening process, which will include education and employment verification as well as a criminal records search.

You acknowledge and agree that all existing offer letters, employment agreements, change in control agreements and/or severance agreements between you and Sun Microsystems, Inc., including any subsidiaries and affiliates thereof (collectively, “Sun”), are hereby terminated and superseded, provided, however, that the Change of Control Severance Agreement entered into between you and Sun effective as of January 1, 2009 will remain in full force and effect until January 26, 2011, except that the Option shall not be subject to the accelerated vesting provisions set forth therein.

You agree to comply with the Insider Trading restrictions applicable to Oracle Officers and Directors throughout your employment with Oracle and for one fiscal quarter following your separation from Oracle, regardless of the reason for your separation. Among other things, under these restrictions, you are prohibited from trading in Oracle securities during the last month of each fiscal quarter and until two full trading days following Oracle’s earnings announcement for that fiscal quarter. Notwithstanding the foregoing, your proposed stock option referenced in this letter agreement shall be subject to the time limitations on exercise set forth in Section 6(i) of the Plan.

To accept this offer, please sign below as well as the enclosed Employment Agreement and Mutual Agreement to Arbitrate, Proprietary Information Agreement, Data Privacy Agreement, and any remaining new hire documents and return them to Oracle, ATTN: Americas HRSSC, 1001 Sunset Boulevard, Rocklin, CA 95765 for delivery by February 8, 2010.

If you have any questions regarding the conditions of your offer, please do not hesitate to contact me at (xxx) xxx-xxxx. This offer remains open until February 8, 2010.

We look forward to having you join Oracle and being a valued member of the Executive Team.

Sincerely,

/s/ Joyce Westerdahl
Joyce Westerdahl
Senior Vice President, Human Resources

Enclosure: New Employee Packet

AGREED AND ACKNOWLEDGED:

/s/ John Fowler
John Fowler

Date: February 2, 2010

Employment Agreement & Mutual Agreement to Arbitrate

Please read this Agreement carefully before you agree to its terms by signing it. You may wish to consult an attorney prior to signing the Agreement. The Agreement sets forth certain important benefits, terms and conditions related to your employment with Oracle. It also sets forth the mutual agreement between you and Oracle to arbitrate any dispute or claim arising out of or related to your Oracle employment and to waive all rights to a trial or hearing before a court or jury, except as provided below.

Proprietary Information

Oracle’s proprietary rights and confidential information are among the company’s most important assets. In addition to signing this Agreement as a condition of employment, you also must sign the Proprietary Information Agreement included in the New Hire Offer Packet.

Oracle Policies

Your adherence to the Oracle Code of Ethics and Business Conduct, set forth in a booklet that is mailed to you within two weeks of your first date of employment at Oracle, is vital to Oracle and to your success at Oracle. When you sign this Agreement, you are agreeing to thoroughly familiarize yourself with the Oracle Code of Ethics and Business Conduct and you are agreeing to abide by it. You also agree to take Oracle’s Ethics and Business Conduct course, available on-line through Oracle’s intranet. In addition, when you sign this Agreement, you are acknowledging that you have read the letter addressing Oracle’s Safety Program highlights included in the New Hire Offer Packet. Oracle maintains an Internal Privacy Policy, which describes Oracle’s privacy practices for employment-related information, including personal information that may be collected, how and where personal information is processed, to whom personal information may be provided, and how you may access and rectify personal information about you. You agree to abide by the terms of Oracle’s Internal Privacy Policy in effect during your employment; a current copy of such policy is also included in the New Hire Offer Packet. The Oracle Code of Ethics and Business Conduct, the Oracle Employee Handbook, and Oracle’s Internal Privacy Policy are all on the Oracle intranet and accessible to all employees. You agree, after beginning employment, to access the Employee Handbook and thoroughly familiarize yourself with Oracle policies and to abide by them. Additionally, from time to time, Oracle will communicate important information about its policies by way of electronic mail notification and/or the Oracle intranet. By signing this agreement, you agree to thoroughly review these policy communications and to abide by them.

Oracle is a government contractor, and, as such, certain federal, state, and local laws may place prohibitions or other restrictions on the ability of former government workers, and/or relatives of current or former government workers, to be employed by or to perform certain work on behalf of Oracle. By signing below, you are affirming that your employment with Oracle, and any work you perform while employed by Oracle, will not conflict with any such prohibitions or restrictions.

Employment Eligibility

In order to comply with the Immigration Reform and Control Act of 1986, the federal government requires the company to examine documents which prove your legal right to work in the United States. Please see the Verification of Eligibility for Employment information which also is a part of the New Hire Offer Packet.

Benefits

Oracle offers its employees a comprehensive medical, dental, vision, life and disability insurance package through Oracleflex, a flexible benefits program. Oracleflex may require employee contributions. The company also offers benefits including a 401(k) Savings and Retirement Plan, an Employee Stock Purchase Plan, a Dependent Care Reimbursement Plan and an Educational Reimbursement Plan. The details of these plans are included in the New Hire Offer Packet and/or are available on the Oracle intranet. You understand that you must make your Oracleflex benefits elections within the limited time period set forth in the communication accompanying your personal identification number that you will receive after beginning employment.

By signing this Agreement, you authorize Oracle to deduct from your compensation any and all contributions associated with your elections under Oracleflex, the Oracle 401(k) Savings and Investment Plan, the Oracle Employee Stock Purchase Plan, or any other benefit offered by Oracle in which you participate and for which an employee contribution is required.

Your starting compensation, position and other terms and conditions related to your employment are set forth in the offer letter you received. By signing this Agreement, you also are agreeing to the terms and conditions set forth in the offer letter, which are incorporated herein. Oral or written representations contradicting or supplementing the terms of the offer letter are not valid.

At-Will Employment

Employment at Oracle is at-will. The company makes no express or implied commitment that your employment will have a minimum or fixed term, that Oracle may take adverse employment action only for cause or that your employment is terminable only for cause. Either you or Oracle may terminate the employment relationship at any time for any reason. Additionally, Oracle may take any other employment action at any time for any reason. No one at Oracle may make, unless specifically authorized in writing by Oracle’s Board of Directors, any promise, express or implied, that employment is for any fixed term or that cause is required for the termination of or change in the employment relationship.

Equal Employment Opportunity and Escalation Process

Oracle believes that all employees should be treated fairly and equitably in conformance with its Equal Employment Opportunity policy. We take personnel action without regard to race, color, national origin, sex, marital status, sexual orientation, gender identity, age, religion, disability, veteran status, or any other characteristic prohibited by federal, state or local law. Our commitment to this policy applies to every phase of the employment relationship, and we make every effort to comply with this policy. If, however, you feel you have not been treated fairly in some way in your Oracle employment, you agree, before taking any other action, to make a written complaint to a Director of the Human Resources Department and to allow individuals within the Department a reasonable period of time in which to investigate and informally attempt to resolve your issues.

Mutual Agreement to Arbitrate

You and Oracle understand and agree that any existing or future dispute or claim arising out of or related to your Oracle employment, or the termination of that employment, will be resolved by final and binding arbitration and that no other forum for dispute resolution will be available to either party, except as to those claims identified below. The decision of the arbitrator shall be final and binding on both you and Oracle and it shall be enforceable by any court having proper jurisdiction.

The arbitration proceedings shall be conducted pursuant to the Federal Arbitration Act, and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or the Employment Arbitration Rules and Procedures adopted by Judicial Arbitration & Mediation Services (“JAMS”). The arbitrator will have all the powers a judge would have in dealing with any question or dispute that may arise before, during and after the arbitration.

Claims Not Covered

Claims not covered by this Arbitration Agreement are:

1.	Claims under Title VII of the Civil Rights Act of 1964 or any tort related to or arising out of sexual assault or harassment, including assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention,

2.	Claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws, and

3.	Claims by you or by Oracle for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. In such cases where temporary equitable relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

Costs

Oracle agrees to bear the costs of the arbitrator’s fee and all other costs related to the arbitration, assuming such costs are not expenses that you would be required to bear if you were bringing the action in a court of law. You and Oracle shall each bear your own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statute at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute or law.

Consideration

You understand and acknowledge that you are offered employment in consideration of your promise to arbitrate claims. In addition, the promises by Oracle and by you to resolve claims by arbitration in accordance with the provisions of this Arbitration Agreement, rather than through the courts, provide consideration for each other.

Knowing and Voluntary Agreement; Complete Agreement

You understand and agree that you have been advised to consult with an attorney of your own choosing before signing this Employment Agreement & Mutual Agreement to Arbitrate, and you have had an opportunity to do so.

YOU FURTHER UNDERSTAND AND AGREE THAT YOU HAVE READ THIS EMPLOYMENT AGREEMENT & MUTUAL AGREEMENT TO ARBITRATE CAREFULLY. BY SIGNING IT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR JURY OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT WHICH CLAIMS YOU MAY NOW OR IN THE FUTURE HAVE.

This Arbitration Agreement contains the complete agreement between Oracle and you regarding the subject of arbitration and alternate dispute resolution, and supersedes any and all prior written, oral, or other types of representations and agreements between Oracle and you, if any.

Severability

If any portion of this Employment Agreement & Mutual Agreement to Arbitrate shall, for any reason, be held invalid or unenforceable, or contrary to public policy or any law, the remainder of the Agreement shall not be affected by such invalidity or unenforceability, but shall remain in full force and effect, as if the invalid or unenforceable term or portion thereof had not existed within this Agreement.

Modification

This Employment Agreement & Mutual Agreement to Arbitrate may be modified only in a writing, expressly referencing this Agreement and you by full name, signed by you and Oracle’s Board of Directors.

By signing below you are agreeing that you have read and understood every provision of this Agreement and that, in consideration for your employment at Oracle, you agree to abide by its terms.

ACKNOWLEDGED AND ACCEPTED:

John Fowler
Print Name

/s/ John Fowler	2/2/2010
Signature	Date